Exhibit 99.(q)(8)

FIRST EAGLE ETF TRUST

POWER OF ATTORNEY

The person whose signature appears below hereby appoints Mehdi Mahmud, Sheelyn Michael and David O’Connor and each of them, each of whom may act without the joinder of others, as such person’s attorney-in-fact to sign and file on such person’s behalf individually and in the capacity stated below such registration statements on Form N-1A, including amendments and post-effective amendments thereto, exhibits, applications and other documents with the Securities and Exchange Commission or any other regulatory authority as may be desirable or necessary in connection with the public offering of shares of the First Eagle ETF Trust.

/s/ Mandakini Puri
Name:	Mandakini Puri
Title:	Trustee
Date:	April 16, 2026